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                                                                   Exhibit 10.24

                                  Optika Inc.
                         7450 Campus Drive, 2nd Floor
                       Colorado Springs, Colorado  80920


                                  May 7, 2001


Thomas Weisel Capital Partners, L.P.
c/o Thomas Weisel Capital Partners, L.L.C.
One Montgomery Street, Suite 3700
San Francisco, California  94104


     Reference is made to that certain Exchange Agreement dated as of May 7, 2001 (the "Exchange Agreement"), by and between Optika Inc. (the "Company") and the investors listed on the signature pages thereto (the "Investors"), including Thomas Weisel Capital Partners, L.P. and/or certain affiliated entities (collectively, "TWCP"). All capitalized terms used in this letter without definition have the meaning set forth for such terms in the Exchange Agreement and the Certificate of Designation attached as Exhibit A thereto (the "Certificate of Designation").

     This letter will confirm our mutual agreement and understanding that if, subsequent to the date hereof, the Securities Exchange Commission issues a written clarification or modification of its current position regarding the accounting treatment of redeemable preferred stock and such interpretation would enable the terms of the Series A-1 Preferred Stock to be modified to provide the holders thereof with the right to receive the Liquidation Preference (as defined therein) in cash upon a Change of Control of the Company the "Cash Liquidation Right" without causing a change in the then current accounting treatment or classification of the Series A-1 Preferred Stock as "permanent equity" on the financial statements of the Company, as determined by the Company's independent certified public accountants in their reasonable discretion (as determined by a majority of the "Big 5" accounting firms), then the Company shall, as promptly as practicable upon its becoming aware of such interpretation, amend the terms of the Series A-1 Preferred Stock to provide the holders thereof with the Cash Liquidation Right (or exchange the Series A-1 Preferred Stock for an identical class of preferred stock having such right) and obtain, if necessary, stockholder approval for such amendment or exchange; provided, however, that (i) such amendment or exchange does not otherwise increase, in any material respect, the rights, privileges and preferences of the Series A-1 Preferred Stock as currently set forth in the Certificate of Designation, (ii) such amendment or exchange does not require the Company to book any accounting charges which would decrease net income by in excess of $1 million that would otherwise have been reported for SEC accounting purposes in accordance with GAAP and consistent with past practices and (iii) TWCP cooperates with the Company as reasonably requested and otherwise negotiates in good faith to effectuate such amendment or exchange. In connection with such amendment or exchange, TWCP agrees to remove the protective provisions set forth in Sections 4(b)(iv) from the Certificate of Designation. In addition, the Company agrees to use its reasonable best

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efforts to implement a shareholder rights plan in form and substance reasonably acceptable to TWCP as promptly as practicable following the date hereof; provided, however, that until such plan is implemented as evidenced by formal board approval thereof and the execution by the Company of the documents related thereto, the 65% threshold set forth in the proviso in the definition of "Change of Control" as set forth in the Certificate of Designation shall be 50%.

     This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral understandings or agreements related thereto. This Agreement may only be modified by a written agreement executed by each of the parties hereof, and shall inure solely to the benefit of the parties hereto. This Agreement shall be binding upon the successors, and assigns of the parties hereto; provided, however, that TWCP can assign its rights hereunder only in connection with the sale of all or substantially all of the Series A-1 Preferred Stock held by it to a single purchaser or group of affiliated purchasers.
Except as set forth in the preceding sentence, the rights of TWCP hereunder are personal to it and shall not inure to the benefit of any other holder of the Series A-1 Preferred Stock. Any disputes hereunder shall be governed by the laws of the State of New York.

     Please indicate your agreement to the foregoing on behalf of TWCP by executing this letter (or a copy hereof) in the space provided below and returning it to the Company.


                    Sincerely,

                    Optika Inc.

                    By: /s/ Mark Ruport
                        ---------------
                        Name:  Mark Ruport
                        Title: President


                    Agreed and Accepted:




                    Thomas Weisel Capital Partners, L.P.


                    By: /s/ Alan B. Menkes
                        ------------------
                        Name:
                        Title:

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